Exhibit 3.5

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO THE CONVERTIBLE PROMISSORY NOTE (this “Amendment”), dated effective as of _____________, 2025, is entered into by and between Future Cardia, Inc., a Nevada corporation (the “Company”), and __________- (the “Lender”). This Amendment hereby amends that certain Convertible Promissory Note dated August 2, 2022, issued by the Company to the Lender (the “Note”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Note.

RECITALS

The Company and the Lender desire to amend the Note in order to extend the Maturity Date of the Note and to make certain other changes to the Note as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained in, and of the mutual benefits derived from the transactions contemplated therein, the Company and the Lender hereby agree as follows:

1. Amendments to the Note. The Note is hereby amended to reflect the following changes thereto:

A.	The Maturity Date is hereby amended to be __________, 2026.

B.	A new Section 6.5 is added as follows:

“6.5 Notwithstanding anything to the contrary contained herein, the Lender shall have the right, at any time and at its option, to convert this Note, in whole or in part, into a number of shares of common stock, preferred stock or other equity securities of the Company at a conversion price equal to the lesser of (i) eighty percent (80%) of the price per share in the most recent equity financing conducted by the Company before the conversion, or (ii) the price obtained by dividing $20,000,000 by the total number of outstanding shares of common stock of the Company immediately prior to the conversion (assuming conversion of all preferred stock convertible into common stock and exercise of all outstanding options and warrants, including all shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company, but excluding any shares of equity securities issuable upon the conversion of this Note or other convertible securities issued for capital raising purposes).”

2. Representations and Warranties. The Company and the Lender each hereby remakes to the other party the representations and warranties of the applicable party contained in the Note Purchase Agreement dated _________, 2022 between the parties (the “Note Purchase Agreement”) and the Note and such representations and warranties are hereby incorporated into this Amendment by reference.

3. Expenses. Each party is responsible for their own fees and expenses, including legal fees of its counsel, in connection with the preparation of this Amendment.

4. Documents Remain in Effect. Except as modified by this Amendment, the Note Purchase Agreement and the Note remain unmodified and in full force and effect.

5. Governing Law. This Amendment and any controversy arising out of or related thereto shall be governed by and construed exclusively in accordance with the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment to Convertible Promissory Note as of the day and year first above written.

COMPANY:

Future Cardia, Inc.

By:
Name:	Jaeson Bang
Title:	Chief Executive Officer

LENDER:

[MANE OF LENDER]